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                                                                   EXHIBIT 10.23


                                                                  EXECUTION COPY

          This STOCK PURCHASE AGREEMENT is dated as of May 3, 2000 (this "Agreement"), by and between PhoneFree.com Inc., a Delaware corporation (the "Company"), and the Purchasers listed on Schedule I hereof (each, a "Purchaser" and collectively, the "Purchasers").

          WHEREAS, the Company proposes, subject to the terms and conditions set forth herein, to issue and sell to the Purchasers 5,322,271 shares of a newly authorized class of the Company's capital stock to be called the "Series A Cumulative Convertible Preferred Stock", par value $.001 per share (the "Series A Preferred Stock"), having the rights, designations and preferences as set forth in the Certificate of Designation attached as Exhibit A hereto (the "Certificate of Designation");

          WHEREAS, subject to the terms and conditions set forth herein, the Purchasers desire to purchase such shares of Series A Preferred Stock;

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          (a) As used in this Agreement, the following terms shall have the following meanings:

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Applicable Law" means (a) any foreign, United States Federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national securities exchange or national securities association or Commission recognized trading market on which securities issued by the Company or any of its Subsidiaries are listed or quoted.

          "Business Day" means any day other than a Saturday, a Sunday, the day after Thanksgiving or a day when banks in The City of New York are authorized by Applicable Law to be closed.


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          "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (ii) with respect to any other Person, any and all partnership, membership or other equity interests of such Person.

          "Commission" means the United States Securities and Exchange
Commission.

          "Common Stock" means the Common Stock, par value $0.001 per share, of the Company.

          "Contract" means any contract, lease, loan agreement, mortgage, security agreement, trust indenture, note, bond, or other agreement (whether written or oral) or instrument.

          "Equity Documents" means this Agreement and the Investor Rights Agreement.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

          "GAAP" means United States generally accepted accounting principles, consistently applied.

          "Governmental Authority" means (i) any foreign, Federal, state or local court or governmental or regulatory agency or authority, (ii) any arbitration board, tribunal or mediator and (iii) with respect to any Person, any national securities exchange or national securities association or Commission recognized trading market on which securities issued by such Person or any of its Subsidiaries are listed or quoted.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable rules and regulations.

          "Intellectual Property" means all patents, trade marks, copyrights, service marks, and applications and registrations therefor, and all trade names, domain names, web sites, inventions, products, mask works, ideas, systems, processes, formulae, source and object codes, data, software, programs, other works of authorship, know-how, improvements, discoveries, developments, methods, designs and techniques.

          "Investor Rights Agreement" means the Investor Rights Agreement, to be dated as of the Closing Date, to be entered into by and between the Company and the Purchasers, in the form attached hereto as Exhibit B.

          "Lien" means any mortgage, pledge, lien, security interest, claim, restriction, charge or encumbrance of any kind.


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          "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to perform its obligations under the Equity Documents.

          "Person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

          "Preferred Stock" means the Company's preferred stock, par value $.001 per share.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

          "Shares" means the shares of Series A Preferred Stock to be issued and sold by the Company to the Purchasers pursuant to Section 2.1 hereof.

          "Subsidiary" means, with respect to any Person, (i) a corporation a majority of the voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership and has the power to direct the policies and management of such partnership or (iii) any other Person in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the members of the board of directors or other governing body of such Person.

          "Transaction" means the transaction contemplated by this Agreement.

          "Tax" as used in this Agreement, means any of the Taxes, and "Taxes" means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, alternative or add-on minimum tax, customs duties and other tax, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any).


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          (b) As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:

          Term                                          Section
          ----                                          -------
          Agreement                                     Preamble
          Balance Sheet                                 3.5
          Balance Sheet Date                            3.5
          Certificate of Designation                    Recitals
          Closing                                       2.2
          Closing Date                                  2.2
          Code                                          3.21
          Company                                       Preamble
          ERISA                                         3.20
          Financial Statements                          3.5
          Issuance                                      2.1
          Notices                                       8.2
          Purchasers                                    Preamble
          Purchase Price                                2.1
          Series A Preferred Stock                      Recitals


                                   ARTICLE II

                                SALE AND PURCHASE

2.1  AGREEMENT TO SELL AND TO PURCHASE; PURCHASE PRICE.

     (a) On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase and accept from the Company, 5,322,271 Shares (the "Issuance"), for an aggregate purchase price of $37,679,441 (the "Purchase Price"), payable (i) by wire transfer of immediately available funds or next day funds to a bank account or bank accounts designated by the Company as provided in Section 2.2(a)(i) or (ii) in the case of certain Promissory Notes aggregating $10,000,000 in principal amount held by eVentures Group, Inc., TeKBanC.com Limited and Brazos PhoneFree.com Acquisition LLC, by the cancellation of such Promissory Note to the extent the obligations under such Note are converted, in exchange for 1,438,797 Shares in the aggregate. Each Purchaser shall purchase such number of Shares in exchange for such share of the Purchase Price as is set forth opposite the Purchaser's name on Schedule I hereto.

     (b) Also on the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue to each Purchaser (or group of affiliated Purchasers) who has invested at least $7,500,000 in cash on the Closing Date to purchase


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Series A Preferred Stock a warrant to purchase 100,000 shares of Common Stock at an exercise price of $7.11 per share, the form of which is attached as Exhibit C to this Agreement (each, a "Warrant" and collectively, the "Warrants").

2.2  CLOSING.

     The closing of the Issuance (the "Closing") shall take place on a date to be specified by the Company and the Purchasers, which shall be no later than the later of (A) the second Business Day after the date as of which all of the conditions set forth in Article VII hereof shall have been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefit thereof) and (B) five Business Days after the date hereof or at such other time and date as the parties hereto shall agree in writing (such date and time, the "Closing Date"), at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112 or at such other place as the parties hereto shall agree in writing.

     At the Closing:

          (a)  Each Purchaser shall deliver:

               (i) against delivery of a certificate or certificates representing the Shares being acquired by it, an amount equal to its share of the Purchase Price via (i) wire transfer of immediately available funds to such bank account as the Company shall designate not later than two Business Days prior to the Closing Date and/or (ii) delivery of such documents as are necessary to effect the cancellation of any part of any Promissory Note referred to in Section 2.1(ii) to the extent converted; and

               (ii) an executed counterpart of the Investor Rights Agreement.

          (b)  The Company shall deliver to each Purchaser:

               (i) against payment of such Purchaser's share of the Purchase Price, a certificate or certificates representing the Shares being acquired by such Purchaser, which shall be in definitive form and registered in the name of such Purchaser or its nominee or designee and in a single certificate or in such other denominations as such Purchaser shall request not later than two Business Days prior to the Closing Date;

               (ii) in the case of Purchaser's (or group of affiliated Purchasers') receiving a Warrant pursuant to Section 2.1(b), against payment of such Purchaser's (or group of affiliated Purchasers') share of the Purchase Price, an executed Warrant.

               (iii) an opinion of Chadbourne & Parke LLP, special counsel to the Company, dated the Closing Date, in the form attached as Exhibit D hereto;

               (iv) an officer's certificate of the Company as contemplated by
     Section 7.2(e);


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               (v) a certificate of the secretary of the Company covering such matters as are customarily covered by such certificates, in form and substance reasonably acceptable to the Purchasers;

               (vi) a long-form good standing certificate of the Company issued by the Secretary of State of the State of Delaware; and

               (vii) an executed counterpart of a copy of the Investor Rights Agreement.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Purchasers on the date hereof and on and as of the Closing Date as follows. To the extent any of the following representations and warranties are limited to matters within the knowledge of the Company, any such matter shall be deemed to be within the knowledge of the Company if such matter is within the actual knowledge of Jan Horsfall, Jeffrey Fuhrman, Donovan Burke or Alan Buckmaster or such knowledge as a prudent person in their respective positions would be expected to possess taking into account the nature and maturity of the business and their length of employment with the Company.

3.1  ORGANIZATION AND STANDING.

          (a) The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as and in the places where it is now being conducted and to own, license, lease and operate its properties and assets as and in the places where the properties and assets are owned, licensed, leased and operated. The Company and each of its Subsidiaries is duly qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except for jurisdictions where a failure to so qualify or be in good standing would not have a Material Adverse Effect.

          (b) All of the outstanding shares of Capital Stock of each Subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all Liens. The Company does not own of record or beneficially any equity interest in any Person except as provided on Schedule 3.1(b) hereof.


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          (c) The Company has delivered to each Purchaser true and complete copies of the Company's Certificate of Incorporation, as amended to date (the "Company Certificate of Incorporation"), and By-laws, as in effect on the date hereof.

3.2  CAPITAL STOCK.

          (a) As of the date of this Agreement and as of the Closing Date, the authorized Capital Stock of the Company consists solely of 20,000,000 shares of Common Stock, par value $0.001 per share, of which 11,251,514 shares were issued and outstanding as of the close of business on May 3, 2000 and 5,000,000 shares of Preferred Stock of which no shares were issued or outstanding as of the date hereof. Following the filing of the Certificate of Designation and an Amendment to the Company's Certificate of Incorporation substantially in the form set forth as Exhibit E hereto with the Secretary of State of the State of Delaware, effective as of the date hereof, the authorized Capital Stock of the Company shall consist solely of 30,000,000 shares of Common Stock, par value $0.001 per share, of which 11,251,514 shares shall be issued and outstanding and 15,000,000 shares of Preferred Stock, of which 7,200,000 shares will be designated as Series A Preferred Stock. A sufficient number of shares of Common Stock are reserved for issuance upon exercise of outstanding warrants and options, including the Warrants, or upon conversion of outstanding securities including the Shares. Each share of Capital Stock of the Company that will be issued and outstanding immediately following the Closing, including without limitation the Shares, will be duly authorized and validly issued and fully paid and nonassessable, and the issuance thereof will not have been subject to any preemptive rights or made in violation of any Applicable Law. The Shares will be issued free and clear of any Liens and with no restrictions on the voting rights or the transfer thereof (other than pursuant to (i) the Investor Rights Agreement and (ii) Applicable Law).

          (b) Except for the Warrants and as set forth on Schedule 3.2, as of the date of this Agreement, there are, and immediately upon consummation of the Closing there will be, (i) no outstanding subscriptions, options, warrants, calls, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of Capital Stock of the Company or any of its Subsidiaries, (ii) no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any of its Subsidiaries, (iii) no rights, contracts, commitments or arrangements (contingent or otherwise) obligating the Company or any of its Subsidiaries to either (A) redeem, purchase or otherwise acquire, or offer to purchase, redeem, or otherwise acquire, any outstanding shares of, or any outstanding warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, Capital Stock of the Company or any of its Subsidiaries, or (B) pay any dividend or make any distribution in respect of any shares of, or any outstanding securities that are convertible or exchangeable for any shares of, Capital Stock of the Company or any of its Subsidiaries, (iv) no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its securities under the Securities Act and (v) no restrictions upon, or Contracts or understandings


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of the Company or any of its Subsidiaries, or, to the knowledge of the Company,
Contracts or understandings of any other Person, with respect to, the voting or transfer of any shares of Capital Stock of the Company or any of its Subsidiaries. There are no securities or instruments containing antidilution or similar provisions that will be triggered by the consummation of the Transactions. Except as set forth on Schedule 3.2, to the knowledge of the Company, no party has any right of first refusal, right of first offer, right of co-sale or other similar right regarding the securities of the Company or any of its Subsidiaries. There are no provisions of the Certificate of Incorporation, as amended, or the By-laws of the Company, no agreements to which the Company is a party and no agreements by which the Company or any of its Subsidiaries are bound, that would (x) require the vote of the holders of more than a majority of the shares of the Company's issued and outstanding Common Stock to take or prevent any corporate action, or (y) entitle any party to nominate or elect any director of the Company or require any of the Company's stockholders to vote for any such nominee or other person as a director of the Company.

          (c) The holders of the Shares will, upon issuance thereof, have the rights set forth for the Series A Preferred Stock in the Certificate of Designation (subject to the limitations and qualifications set forth therein and under the General Corporation Law of the State of Delaware (the "DGCL")).

3.3  AUTHORIZATION; ENFORCEABILITY.

     The Company has the power and authority to execute, deliver and perform its obligations under each of the Equity Documents, and has taken all action necessary to authorize the execution, delivery and performance by it of each of the Equity Documents and to consummate the Transaction. No other corporate or stockholder proceeding on the part of the Company or any of its Subsidiaries is necessary for such execution, delivery, performance and consummation. The Company has duly executed and delivered this Agreement and, at the Closing, the Company will have duly executed and delivered the other Equity Document. This Agreement constitutes, and the other Equity Document when executed and delivered by the Company will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other laws of general application affecting enforcement of creditors' rights, (b) general principles of equity that restrict the availability of equitable remedies, or (c) limitation on indemnity obligations imposed by the Securities Act.

3.4  NO VIOLATION; CONSENTS.

          (a) The execution, delivery and performance by the Company of each of the Equity Documents and the consummation by the Company of the Transaction, including the issuance, sale and delivery of the Shares, do not and will not (i) contravene any Applicable Law; (ii) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under


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any material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective material assets are subject, or (iii) result in the creation or imposition of any Lien upon any of the material assets of the Company or any of its Subsidiaries, or (iv) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company currently in effect or in effect as of the Closing.

          (b) Except for the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, which filing shall be made immediately prior to the Closing, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Company or any of its Subsidiaries for the execution, delivery or performance of the Equity Documents or the consummation by the Company of the Transactions except as have been obtained or where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions.

3.5  FINANCIAL STATEMENTS.

          Attached as Schedule 3.5 is the unaudited balance sheet of the Company as of December 31, 1999 (the "Balance Sheet Date") and the related unaudited statement of operations for the period June 14, 1999 (date of inception) through December 31, 1999 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated and present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and the results of its operations, cash flows and changes in stockholders' equity (deficit) for the period June 14, 1999 (date of inception) through December 31, 1999, except that such statements do not include all statements and footnotes required by GAAP and do not include the (a) recognition and amortization of intangible assets and equity related to the acquisition of the assets of Big Bits Software, Inc. in June 1999 and (b) recognition of warrants issued to non-employees, officers and directors. The Financial Statements are currently being audited by a nationally recognized accounting firm. The Company does not expect, based on its best knowledge, that the audited financial statements, when completed, will differ materially from the Financial Statements. Except as reflected in the Financial Statements and except for matters set forth on
Schedule 3.8 and current liabilities incurred in the ordinary course of business since the Balance Sheet Date, the Company does not have any material liabilities, obligations or commitments of any nature (whether accrued, absolute, contingent, unasserted or otherwise).

3.6  PRIVATE OFFERING.

     Based, in part, on the Purchasers' representations in Section 4.2, the offer and sale of the Shares is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Company, nor anyone acting on behalf of it, has offered or sold or


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will offer or sell any securities, or has taken or will take any other action
(including, without limitation, any offering of any securities of the Company under circumstances that would require, under the Securities Act, the integration of such offering with the offering and sale of the Shares), that would subject the Issuance to the registration provisions of the Securities Act.

3.7  DISCLOSURE.

     No representation or warranty by the Company hereunder and no information furnished or to be furnished by the Company to the Purchasers pursuant hereto or in connection with the Transactions contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

3.8  MATERIAL ADVERSE CHANGE.

          Except as set forth on Schedule 3.8, since the Balance Sheet Date, except in connection with the transactions contemplated by the Equity Documents, there has not been:

          (a) Any change in the assets, liabilities, financial condition or operations of the Company or its Subsidiaries from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a Material Adverse Effect;

          (b) Any resignation or termination of any key officers of the Company or any of its Subsidiaries; and the Company has not received written or verbal notice of any impending resignation or termination of employment of any such officer;

          (c) Any waiver by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to it;

          (d) Any direct or indirect loan made by the Company or any of its Subsidiaries to any stockholder, consultant, employee, officer or director, or to any Person other than advances made in the ordinary course of business;

          (e) Any material change in any compensation arrangement or agreement with any consultant, employee, officer, director or stockholder of the Company or any of its Subsidiaries other than in the ordinary course of business;

          (f) Any debt, obligation or liability incurred, assumed or guaranteed by the Company or any of its Subsidiaries, other than any debt, obligation or liability incurred in the ordinary course of business;

          (g) Any sale, assignment or transfer of any Intellectual Property;


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          (h) Any change in any material Contract which has had or could reasonably be expected to have a Material Adverse Effect;

          (i) Any other event or condition of any character that, either individually or cumulatively, has had or could reasonably be expected to have a Material Adverse Effect;

          (j) any casualty loss or damage with respect to any of the assets of the Company or any of its Subsidiaries which in the aggregate have a replacement cost of more than $100,000, whether or not such loss or damage shall have been covered by insurance;

          (k) any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP; or

          (l) any redemption of, or dividend or distribution to the holders of, Capital Stock of the Company or any of its Subsidiaries.

3.9  LITIGATION.

     Except as set forth on Schedule 3.9, there are not any (a) outstanding judgments against or affecting the Company or any of its Subsidiaries, (b) actions, suits, arbitrations or other legal or administrative proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or (c) investigations by any Governmental Authority that are, to the knowledge of the Company, pending or threatened against or affecting the Company or any of its Subsidiaries that (i) in any manner challenge or seek to prevent, enjoin, alter or materially delay the Transactions or (ii) if resolved adversely to the Company or any of its Subsidiaries, would have, individually or in the aggregate, a Material Adverse Effect or would give rise to a material liability of the Company or any of its Subsidiaries, or the imposition of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries. There is no pending action, suit, arbitration or other proceeding which has been brought by or on behalf of the Company or any of its Subsidiaries.

3.10 PERMITS AND LICENSES.

     The Company and its Subsidiaries have obtained all governmental permits, licenses, franchises and authorizations required for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, except for those of which the failure to obtain would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default under any of such governmental permits, license, franchises or authorizations.

3.11 ABSENCE OF BREACH.

     There has not been a breach or any default in any obligation to be performed by the Company or any of its Subsidiaries under any material Contract to which the Company or any of its Subsidiaries is a party, and neither the Company nor any of its Subsidiaries has waived


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any substantial right under any such Contract (except any such breach, default or waiver that would not have a Material Adverse Effect).

3.12 BROKERS.

     Except as set forth on Schedule 3.12, there is no agent, broker, investment banker, Person or firm who or which has acted on behalf of or under the authority of the Company or any of its stockholders who will be entitled to any brokerage, finder's or investment banker's fee or commission directly or indirectly from the Company or any of its Subsidiaries in connection with any of the transactions contemplated hereby. The Purchasers will not incur any liability or obligation to any Person as a result of any matter required to be disclosed on Schedule 3.12.

3.13 CONTRACTS AND OTHER COMMITMENTS.

     Except as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries is bound by any Contract other than (i) Contracts for the purchase of supplies and services that were entered into in the ordinary course of business, involving aggregate consideration not in excess of $50,000, and extending for not more than one (1) year beyond the date hereof, (ii) sales Contracts entered into in the ordinary course of business, and (iii) Contracts terminable at will by the Company on no more than thirty days' notice without cost or liability to the Company or any of its Subsidiaries and that do not involve any employment or consulting arrangement involving total annual salary compensation in excess of $75,000 and are not material to the conduct of the business of the Company or any of its Subsidiaries. For the purpose of this paragraph, employment and consulting Contracts (other than those that involve annual salary compensation in excess of $75,000) and Contracts with labor unions, and license agreements and any other agreements relating to the acquisition or disposition of Intellectual Property or other proprietary rights or technology (other than standard end-user license agreements) shall not be considered to be Contracts entered into in the ordinary course of business. The Company has made available true, correct and complete copies of all Contracts listed or required to be listed on Schedule 3.13, and all such Contracts are in full force and effect.

3.14 RELATED-PARTY TRANSACTIONS.

     Except as disclosed in Schedule 3.14, no employee, officer, stockholder, director or current or former Affiliate of the Company or member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or its Subsidiaries, (iii) for other standard employee benefits made generally available to all employees and directors and (iv) pursuant to stock option agreements, including without limitation, those incorporated into employment agreements. To the Company's knowledge, none of such Persons has any direct or indirect ownership interest in any Person with which the Company or any of its

Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any Person that competes with the Company or any of its Subsidiaries, except that employees, stockholders, officers, or directors of the Company and members of their immediate families may own less than 5% of the stock in publicly traded companies that may compete with the business of the Company and its Subsidiaries. To the Company's knowledge, no employee, officer, director, or stockholder or current or former Affiliate of the Company or any member of their immediate families has a direct or indirect interest in any material Contract or transaction with the Company or any of its Subsidiaries, except for agreements described on Schedule 3.14.

3.15 REGISTRATION RIGHTS.

     As of the date hereof and immediately following the Closing, except (i) as set forth in Schedule 3.15, (ii) as provided under the Equity Documents and
(iii) as contemplated by Section 5.9 hereof, the Company and its Subsidiaries are not and will not be under any obligation and have not granted any rights to register under the Securities Act any of their presently outstanding securities or any of their securities that may subsequently be issued.

3.16 TITLE TO PROPERTY AND ASSETS; LEASES.

     Except for (i) Liens for current taxes not yet delinquent, and for Liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (ii) Liens in respect of pledges or deposits under workers' compensation laws or similar legislation, or (iii) minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, the Company and each of its Subsidiaries has good and marketable title to its property and assets free and clear of all Liens. With respect to the property and assets it leases, the Company and each of its Subsidiaries is in compliance with such leases in all material respects and, to the best of its knowledge, holds a valid leasehold interest free of any Liens subject to clauses
(i) through (iii) above. Schedule 3.16 attached hereto lists the real property lease agreements between the Company, as tenant, and the applicable landlord. The Company enjoys peaceful and undisturbed possession of all leases necessary in any material respect for the use of its respective properties and assets, none of which impairs in any material respect the occupation of such properties or assets.

3.17 INTELLECTUAL PROPERTY.

          (a) Except as set forth on Schedule 3.17(a)(i), the Company and its Subsidiaries own or are licensed to use all patents, trademarks, copyrights, service marks, and applications and registrations therefor, and all trade names, domain names, web sites, customer lists, trade secrets, proprietary processes and formulae, inventions, know-how, other confidential and proprietary information, and other industrial and Intellectual Property rights necessary to permit the Company and its Subsidiaries to carry on their business as presently conducted in all material respects. The Company and its Subsidiaries have the right to bring infringement actions with respect to all patents, trademarks, copyrights, service marks, trade names, domain names, trade secrets, proprietary processes and formulae, inventions, know how and other confidential and proprietary information that they own. All registered patents, copyrights, trademarks, and service marks owned by the Company and its Subsidiaries are in full force and effect and are not subject to any taxes or maintenance fees. Except as set forth on Schedule 3.17(a)(ii), there is no pending or, to the knowledge of the Company, threatened claim or litigation against the Company or any of its Subsidiaries contesting the right to use Intellectual Property rights, asserting the misuse of any thereof, or asserting the infringement or other violation of any Intellectual Property right of a third party. To the Company's knowledge, the names "i2v2," "i2v2.com," "PhoneFree" and "PhoneFree.com" and any associated logos (the "Marks") do not infringe upon the trademark or other Intellectual Property rights of any Person. The Company continues to monitor potentially infringing uses of the Marks, and the Company has not concluded that there are any uses of the Marks by other Persons that would infringe upon the Company's and its Subsidiaries' exclusive rights to use the Marks. The Company and its Subsidiaries have taken all reasonable security measures to protect the secrecy, confidentiality, and value of their trade secrets, proprietary processes and formulae, inventions, know-how and other confidential and proprietary information. Schedule 3.17(a)(iii) lists all of the Intellectual Property of the Company and its Subsidiaries for which registration applications have been filed.

          (b) No proceedings or claims in which the Company or its Subsidiaries allege that any Person or entity is infringing upon, or otherwise violating, any patents, trademarks, copyrights, service marks, and applications and registrations therefor are pending, and none have been served by, instituted or asserted by the Company or its Subsidiaries, nor, to the Company's knowledge, are any proceedings threatened alleging any such violation or infringement, nor has the Company concluded that there is any valid basis for any such proceedings or claims.

          (c) Except as described on Schedule 3.17(c), standard end-user license agreements, and standard advertising agreements (but in the case of advertising agreements, solely with respect to the use of trademarks or tradenames in connection with the advertising arrangements) there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property of the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses, or agreements of any kind with respect to the Intellectual Property of any other Person.

3.18 YEAR 2000.

          (a) All hardware and software products used by the Company or any of its Subsidiaries in the administration and the business operations of the Company or any of its Subsidiaries accurately process date data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth century and the twenty-first century, including leap year calculations, when used in accordance with the product documentation accompanying such hardware and software products.

          (b) All software products offered by the Company or any of its Subsidiaries will be able to accurately process date data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth century and the twenty-first century, including leap year calculations, when used in accordance with the product documentation accompanying such software products.

          (c) In making the representations set forth in Sections 3.18(a) and
(b) above, the Company is relying on statements and information provided by third parties, and cannot be held responsible if such statements and/or information should prove to be inaccurate or overly optimistic. The Company is neither the source of, nor can it verify the information provided by such third parties. If certain critical third party vendors and/or providers experience difficulties resulting in disruption of service to the Company or its Subsidiaries or in problems that adversely effect the operation of the products, it could cause a Material Adverse Effect.

3.19 EMPLOYEES; EMPLOYEE COMPENSATION.

          (a) To the Company's knowledge, there is no strike, labor dispute or union organization activity pending or threatened between it or its Subsidiaries, on the one hand, and their respective employees, on the other. None of the employees of the Company or any of its Subsidiaries belongs to any union or collective bargaining unit. To the Company's knowledge, the Company and its Subsidiaries have complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment.

          (b) All employee benefits plans and arrangements (regardless of whether such plans or arrangements are covered by the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time ("ERISA")) maintained by or contributed to by the Company and its Subsidiaries are maintained in compliance in all material respects with Applicable Law, including any reporting requirements.

          (c) To the Company's knowledge, no employee of the Company or any of its Subsidiaries, nor any consultant with whom the Company or any of its Subsidiaries has contracted, is, will be, or is alleged by any Person to be, in violation of any judgment, decree, order, or any material term of any employment Contract, proprietary information agreement or any other agreement affecting the right of any such individual to be employed by or contract with the Company or any other Person, and the continued employment by the Company or its Subsidiaries of its present employees and the performance of the Contracts of the Company and its Subsidiaries with their respective independent contractors will not result in any such violation.

          (d) Except as set forth on Schedule 3.19, neither the Company or any of its Subsidiaries nor any entity considered a single employer with the Company under Section 4001(a)(14) of ERISA or Section 414(b), (c), (m), (n), or (o) of the Code is a party to or bound by any currently effective employment Contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation plan or agreement. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company and its Subsidiaries is terminable at the will of the Company or the applicable Subsidiary of the Company. No consultant or employee of the Company or any of its Subsidiaries has been granted the right to continued employment by the Company or any of its Subsidiaries or to any material compensation following termination of employment.

3.20 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS.

     Each current and former employee and officer of the Company and each of its Subsidiaries has executed an agreement with the Company containing valid and enforceable agreements on the part of each such individual to transfer and assign to the Company or its Subsidiaries all right, title and interest in all inventions and know-how conceived by such individuals and related to the business of the Company and its Subsidiaries, and all such inventions and know-how constitute or will constitute "works for hire". No current or former employee or officer has excluded works or inventions made prior to his or her employment with the Company or any of its Subsidiaries from his or her assignment of inventions pursuant to such individual's agreement with the Company. The Company does not believe it is or will be necessary to use any inventions of any employees (or persons it currently intends to hire) made prior to their employment by the Company or any of its Subsidiaries.

3.21 TAX RETURNS, PAYMENTS, AND ELECTIONS.

     The Company and each of its Subsidiaries have timely filed all tax returns and reports (federal, state, local and foreign) as required by Applicable Law. These returns and reports are true and correct in all material respects. The Company and its Subsidiaries have paid all Taxes and other assessments due, except those contested in good faith. Neither the Company nor any of its Subsidiaries have elected, pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has any such Person made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material effect on the business, properties, prospects, or financial condition of the Company or any of its Subsidiaries. The Company and its Subsidiaries have never had any tax deficiency proposed or assessed against them and have not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the federal income tax returns, state income or franchise tax or sales or use tax returns of the Company or any of its Subsidiaries has ever been audited by any Governmental Authority, nor, to the Company's knowledge, has any taxing authority notified (or threatened) the Company or any of its Subsidiaries, or orally or in writing, that such taxing authority will or may audit any such return. The Company and its Subsidiaries have made adequate provisions in their books of account for all taxes, assessments, and governmental charges with respect to their business, properties, and operations for such period. The Company and its Subsidiaries have complied with all requirements of the Code, U.S. Treasury regulations and any state, local or foreign law relating to the payment and withholding of Taxes relating to the Company and its Subsidiaries, and the Company and its Subsidiaries have, within the time and in the manner prescribed by Applicable Law, paid over to the proper taxing authorities all amounts required to be so withheld and paid over relating to the Company and its Subsidiaries. The charges, reserves and accruals on the books of the Company and its Subsidiaries in respect of Taxes and other governmental charges are adequate. The Company is not and has never been part of a combined, consolidated or unitary group for federal, state, local or foreign income tax purposes and does not have any liability for the payment of any Taxes as a result of (i) being a "transferee" (within the meaning of Section 6901 of the Code or any other Applicable Law) of another Person or (ii) a contractual arrangement or otherwise.

3.22 INSURANCE.

     The Company maintains insurance covering the respective operating risks, if any, of the Company and its Subsidiaries, of such types and in such amounts and with such deductibles, in the aggregate, as it believes are customary for other companies engaged in similar lines of business. All insurance policies held by the Company are in full force and effect.

3.23 COMPLIANCE WITH LAWS.

          (a) The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws affecting the business of the Company and its Subsidiaries, except where the failure to comply would not have a Material Adverse Effect.

          (b) Without limiting the generality of the foregoing, to the best of its knowledge, the Company and its Subsidiaries are in compliance with any Applicable Laws relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Neither the Company nor, to the knowledge of the Company, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on the real property, or any real property previously owned, leased, subleased or used by the Company or any of its Subsidiaries in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, such as would cause a Material Adverse Effect. To the knowledge of the Company, there have been no releases of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on, at or from any assets or properties, including, without limitation, the real property owned, leased, subleased or used by the Company or any of its Subsidiaries in the operation of its business during the time such assets or properties were owned, leased, subleased or used by the Company or any of its Subsidiaries (or, to the knowledge of the Company, prior to such time), including, without limitation, any releases of any material amounts of petroleum, petroleum products, hazardous waste, hazardous substances, pollutants or contaminants in violation of any law, such as would cause a Material Adverse Effect.

3.24 SECTION 83(b) ELECTIONS.

     To the Company's knowledge, all individuals who have purchased shares of the Company's Common Stock under agreements that provide for the vesting of such shares have filed timely elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.

3.25 REAL PROPERTY HOLDING CORPORATION.

     The Company is not a real property holding corporation within the meaning of Section 897(c)(2) of the Code and any regulations promulgated thereunder.

3.26 PERFORMANCE OF PRODUCT.

     The Company's "phonefree.com" Internet telephony product offering performs in all material respects in accordance with its specifications and the description of such product set forth on the Company's web site as of the date hereof. Based on the Company's database records (which to the Company's best knowledge are accurate), from July 1, 1999 through March 31, 2000, approximately 498,258 users have registered the Internet telephony software provided by the Company. Based on the Company's database records, as of March 31, 2000, the Company's Internet telephony product had approximately 754,343 confirmed registered users and during the three month period ended March 31, 2000, there were approximately 350,775 new confirmed registered users.

3.27 USE OF PROCEEDS.

     The proceeds received by the Company from the sale of the Shares shall be used by the Company for working capital, to repay outstanding indebtedness and other general corporate purposes.

3.28 HSR ACT.

     The Company is an ultimate parent entity and is not engaged in manufacturing; per the last regularly prepared balance sheet, the Company (together with all other entities that it controls directly or indirectly) had total assets of less than $10 million and as per the last regularly prepared annual statement of income and expenses, the Company had annual net sales of less than $100 million, all as determined in accordance with 16 C.F.R. Sections 801.1(a)-(c), 801.1(j) and 801.11.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser hereby severally and not jointly represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

4.1  ORGANIZATION; AUTHORIZATION; ENFORCEABILITY.

     Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted. Such Purchaser has the power to execute, deliver and perform its obligations under each of the Equity Documents and has taken all action necessary to authorize the execution, delivery and performance by it of the Equity Documents and to consummate the Transactions. No other proceedings on the part of such Purchaser are necessary for such authorization, execution, delivery and consummation. Such Purchaser has duly executed and delivered this Agreement and, at the Closing, such Purchaser will have duly executed and delivered each of the other Equity Documents. This Agreement constitutes, and each of the other Equity Documents, when executed and delivered by such Purchaser, will constitute, a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, or other laws of general application affecting enforcement of creditors' rights or (b) general principles of equity that restrict the availability of equitable remedies.

4.2  PRIVATE PLACEMENT.

          (a) Such Purchaser understands that (i) the offering and sale of the Shares in the Issuance by the Company is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, (ii) there is no existing public or other market for the Shares and (iii) such securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

          (b) Such Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

          (c) Such Purchaser is acquiring the Shares to be acquired hereunder for its own account, for investment and not with a view to the public resale or distribution thereof in violation of any securities laws.

          (d) Such Purchaser (A) has been furnished with or has had access to the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares and that it has requested from the Company,
(B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (x) an investment in the Shares indefinitely and (y) a total loss in respect of such investment.

4.3  NO VIOLATION; CONSENTS.

          (a) The execution, delivery and performance by such Purchaser of each of the Equity Documents and the consummation of the Transaction, do not and will not contravene any Applicable Law, except for such contraventions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to timely perform its obligations under this Agreement. The execution, delivery and performance by such Purchaser of each of the Equity Documents to which it is a party and the consummation of the Transaction (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Purchaser is a party or by which such Purchaser are bound or to which any of their assets is subject, or (B) result in the creation or imposition of any Lien upon any of the assets of such Purchaser, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to timely perform its obligations under this Agreement, and (ii) will not conflict with or violate any provision of the certificate of incorporation or bylaws of such Purchaser.

          (b) No consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by such Purchaser for the execution, delivery and performance by it of any of the Equity Documents or the consummation of the Transaction, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to timely perform its obligations under this Agreement.

4.4  NO LITIGATION.

     There are not any (a) outstanding judgments against or affecting such Purchaser or any of its Subsidiaries, (b) proceedings pending or, to the knowledge of such Purchaser, threatened against or affecting such Purchaser or any of its Subsidiaries or (c) investigations by any Governmental Authority that are, to the knowledge of such Purchaser, pending or threatened against or affecting such Purchaser or any of its Subsidiaries that, in any case, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of such Purchaser to timely perform its obligations under this Agreement.

4.5  RELIANCE.

     No representations or warranties relating to the Company or its Subsidiaries have been made to such Purchaser by the Company or any officer, director, employee, stockholder or agent thereof except as set forth in this Agreement (including any documents attached hereto or referred to herein).


                                    ARTICLE V

                            COVENANTS OF THE COMPANY

5.1  OPERATION OF BUSINESS.

          (a) From the date hereof until the Closing Date, except as set forth on Schedule 5.1, the Company shall, and shall cause each of its Subsidiaries to:

               (i) operate its business in all material respects in the ordinary course and in compliance with Applicable Laws;

               (ii) not adopt any amendment to its certificate of incorporation or bylaws or comparable organizational documents except as contemplated by this Agreement;

               (iii) not split, combine or reclassify any shares of the Company's Capital Stock;

               (iv) not declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Capital Stock or increase the number of shares subject to the Company's stock incentive and option plans;

               (v) not take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Company set forth in Article III becoming untrue or (B) any of the conditions to the obligations of the Purchasers set forth in Section 7.2 not being satisfied; or

               (vi) enter into any agreement or commitment to do any of the foregoing.

          (b) From the date hereof until the Closing, without the consent of the Purchasers, neither the Company nor any of its Subsidiaries will enter into any Contract or other arrangement, or any amendment or modification of any Contract or arrangement, of a type that, if entered into prior to the date hereof, would be required to be disclosed pursuant to Section 3.12 hereof.

5.2  ACCESS TO BOOKS AND RECORDS.

     The Company and its Subsidiaries shall afford to the Purchasers and the Purchasers' accountants, counsel and representatives full access upon reasonable notice during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 8.4 hereof) to all its properties, books, Contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall, upon request, furnish promptly to the Purchasers (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the Purchasers may reasonably request, provided that no investigation or receipt of information pursuant to this Section 5.2 shall affect any representation or warranty of the Company or the conditions to the obligations of the Purchasers.

5.3  AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS.

     The Company shall (a) subject to the satisfaction of the conditions set forth in Section 7.1, execute and deliver the Equity Documents and such other documents, certificates, agreements and other writings, and (b) take such other actions, in each case, as may be reasonably necessary, desirable or requested by the Purchasers in order to consummate or implement the Issuance in accordance with the terms of this Agreement and to cause the conditions set forth in
Section 7.1 to be satisfied.

5.4  COMPLIANCE WITH CONDITIONS; COMMERCIALLY REASONABLE EFFORTS.

     The Company shall use all commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause the conditions precedent to the obligations of the Purchasers in Sections 7.2(a) through (e), (g), (h) and (j) to be satisfied. Upon the terms and subject to the conditions of this Agreement, the Company will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Issuance in accordance with the terms of this Agreement.

5.5  CONSENTS AND APPROVALS.

     The Company (a) shall use all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance by the Company of the Equity Documents or the consummation of the Issuance and (b) shall diligently assist and cooperate with the Purchasers in preparing and filing all documents required to be submitted by the Purchasers to any Governmental Authority in connection with the Issuance (which assistance and cooperation shall include, without limitation, timely furnishing, upon written request, to the Purchasers all information concerning the Company and the Subsidiaries that counsel to the Purchasers reasonably determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

5.6  LEGENDS.

     So long as applicable, each certificate representing any portion of the Shares shall contain, be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS CONTAINED IN AN INVESTOR RIGHTS AGREEMENT, DATED AS OF MAY 3, 2000. COPIES OF SUCH AGREEMENT MAY BE OBTAINED FROM THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICES."

After the above requirement for a legend is no longer applicable with respect to all or any of the Shares because the applicable Shares are freely transferable under the Securities Act, the Company shall remove such legend upon request from a holder of the applicable Shares, if outside counsel for such holder reasonably determines that the transfer of such Shares is no longer restricted by the Securities Act and outside counsel for the Company reasonably concurs in such determination.

5.7  CONFIDENTIALITY.

     The Company agrees that, except as required by law or with the prior written permission of a Purchaser, the Company shall make no public statement with respect to any transactions or discussions with respect to possible transactions involving the Company and such Purchaser including, without limitation, the Transaction, this Agreement, and the other Equity Documents.

5.8  ADDITIONAL CLOSINGS.

     The Purchasers hereby acknowledge and agree that the Company may issue up to an additional 1,877,729 shares of Series A Preferred Stock at a per share purchase price not less than $7.11 to other purchasers not a party to this Agreement; provided that the closing of the transactions contemplated by the agreement for sale occurs not later than 10 business days after the Closing Date. Any such purchaser shall become a party to this Agreement and to the Investor Rights Agreement. The Company confirms to each Purchaser that the Company will provide each Purchaser with copies of any agreement signed and delivered after the date hereof between the Company and any purchaser of such additional shares of Series A Preferred Stock which grants such purchaser rights which are greater than or in any respect more favorable to such investor than the rights granted to the Purchasers under this Agreement and the Investor Rights Agreement within 10 business days after its execution. Each Purchaser may elect, at its sole option, to cause any provision of any such agreement to become effective as to such Purchaser by providing the Company with written notice of such election within 10 business days after the receipt of such agreement by such Purchaser.

5.9  REGISTRATION RIGHTS.

     Without the prior written consent of Purchasers holding at least 66 2/3% of the outstanding shares of Series A Preferred Stock, the Company shall not grant to any holders of currently outstanding Common Stock any registration rights, except that (i) to the extent such holders do not currently have such rights, the Company may grant "piggyback" and S-3 registration rights substantially identical to those granted to holders of Common Stock having such rights on the date hereof, it being understood that no such "piggyback" rights shall have a priority over the rights granted to the Holders of Series A Preferred Stock, and
(ii) the Company may grant no more than one demand registration right for all common holders which shall not be effective until 270 days after the first date on which the holders of Series A Preferred Stock are entitled to request that a demand registration take effect pursuant to Section 2.1(a)(i) of the Investor Rights Agreement, provided that if the holders of the Series A Preferred Stock shall agree to any longer lock-up period than the currently effective 180-day lock-up period following the first underwritten public offering of the Company's Common Stock, the demand registration right that may be granted to the holders of Common Stock pursuant hereto shall not be effective until 270 days after the end of such lock-up period.

5.10 MULTI-TECH SYSTEMS, INC. LITIGATION.

     The Company agrees to obtain, and to provide copies to the Purchasers of, the legal opinion of special patent counsel to the Company opining as to the non-infringement by the Company, or the invalidity, or both, of the patents identified in the lawsuit filed on February 15, 2000 against the Company by Multi-Tech Systems, Inc. within a reasonable time after the Closing but in no event later than 120 days after the Closing.


                                   ARTICLE VI

                           COVENANTS OF THE PURCHASERS

     Each Purchaser hereby covenants as follows:

6.1  AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS.

     Each Purchaser shall (a) subject to the satisfaction of the conditions set forth in Section 7.2, execute and deliver each of the Equity Documents and (b) take such other actions as may be reasonably necessary, desirable or requested by the Company in order to consummate or implement the Transactions in accordance with the terms of this Agreement.

6.2  COMPLIANCE WITH CONDITIONS; COMMERCIALLY REASONABLE EFFORTS.

     Each Purchaser shall use all commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and to cause the conditions precedent to the obligations of the Company in Sections 7.1(a) and (b) to be satisfied. Upon the terms and subject to the conditions of this Agreement, each Purchaser will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Transactions in accordance with the terms of this Agreement. Nothing herein shall be construed to require each Purchaser or any of its Affiliates to divest or otherwise rearrange the composition of any assets or agree to any conditions or requirements which are, or are reasonably likely to be, materially adverse or burdensome to each Purchaser or its Affiliates, as applicable.


                                   ARTICLE VII

                         CONDITIONS PRECEDENT TO CLOSING

7.1  CONDITIONS TO THE COMPANY'S OBLIGATIONS.

     The obligations of the Company required to be performed on the Closing Date shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

          (a) The representations and warranties of each Purchaser contained in this Agreement shall have been true and correct when made and, in addition, shall be repeated and true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) Each Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by such Purchaser at or prior to the Closing Date.

          (c) The Company shall have obtained all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution, delivery and performance of the Equity Documents or the consummation of the Issuance, such waivers to be satisfactory in form and substance to the Company.

          (d) Each Purchaser shall have executed and delivered the Investor Rights Agreement to the Company.

7.2  CONDITIONS TO THE PURCHASERS' OBLIGATIONS.

     The obligations of each Purchaser hereunder required to be performed on the Closing Date shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

          (a) The representations and warranties of the Company contained in this Agreement (i) shall have been true and correct when made and (ii) shall be
(A) in the case of representations and warranties that are qualified as to materiality or Material Adverse Effect true and correct and (B) in all other cases, true and correct in all material respects, in each case, as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) The Company shall have performed in all material respects all of its obligations and agreements and complied in all material respects with all covenants contained in this Agreement to be performed and complied with at or prior to the Closing Date.

          (c) The Company shall have executed and delivered the Investor Rights Agreement to the Purchasers.

          (d) The Certificate of Designation shall have been executed and filed and shall have become effective in accordance with Section 151 of the DGCL.

          (e) The Company shall have delivered to the Purchasers a certificate executed on its behalf by a duly authorized representative, dated the Closing Date, to the effect that each of the conditions specified in paragraph (a) through (c) of this Section 7.2 has been satisfied.

          (f) No provision of any Applicable Law, injunction, order or decree of any Governmental Entity shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transaction.

          (g) The Purchasers shall have received an opinion of Chadbourne & Parke LLP, special counsel to the Company, dated the Closing Date, and addressed to the Purchasers substantially in the form set forth in Exhibit D hereto.

          (h) The Purchasers shall have received certificates representing the Shares purchased by such Purchaser concurrently with the Company's receipt of the Purchase Price for such Shares.

          (i) There shall not have occurred (i) any event, circumstance, condition, fact, effect or other matter which has had or could reasonably be expected to have a material adverse effect (x) on the business, assets, financial condition, prospects, or results of operations of the Company and its Subsidiaries taken as a whole or (y) on the ability of the Company and its Subsidiaries to perform on a timely basis any material obligation under this Agreement or the other Equity Documents or to consummate the Issuance contemplated hereby; or (ii) any material disruption of or material adverse change in financial, banking or capital market conditions.

          (j) The Company shall have made all filings with, given all notices to, and received all approvals from, all Governmental Authorities required in connection with the consummation of the Transactions, unless the failure to make such filings, give such notices or receive such approvals would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions.

          (k) The Purchasers on Schedule I shall have funded at least 75% of the aggregate cash Purchase Price (excluding debt of the Company which is being converted into Shares).


                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1  SURVIVAL; INDEMNIFICATION.

          (a) Survival. All representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for one year except (i) covenants and agreements that are required to be performed after the Closing Date which shall survive according to their terms; (ii) Sections 3.1, 3.2(a) and 3.3 which shall survive indefinitely; and (iii) representations and warranties contained in Sections 3.19(b), 3.19(d) and 3.21 which shall survive until the respective statutes of limitations run; provided, however, that in no event shall any representations or warranties contained in this Agreement survive past the Company's first underwritten public offering of securities.

          (b) Indemnification by the Company. The Company (the "Company Indemnitor") shall indemnify and hold the Purchasers and their stockholders, directors, officers and employees, if any (collectively, the "Purchaser Indemnified Parties") harmless from and against, and agree to promptly defend each of the Purchaser Indemnified Parties from and reimburse each of the Purchaser Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys fees) (collectively, a "Loss") that any of the Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with any breach or inaccuracy of any representations and warranties made by the

Company in this Agreement, or in any certificate or affidavit delivered by the same at the Closing in accordance with the provisions hereof.

          (c) Indemnification by the Purchasers. Each Purchaser (each, a "Purchaser Indemnitor" and together with the Company Indemnitor, the "Indemnitors") shall indemnify and hold the Company and its stockholders, directors, officers and employees (collectively, the "Company Indemnified Parties" and together with the Purchaser Indemnified Parties, the "Indemnified Parties") harmless from and against, and agree to promptly defend each of the Company Indemnified Parties from and reimburse each of the Company Indemnified Parties for, any and all Losses that any of the Company Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with any breach or inaccuracy of any representations and warranties made by such Purchaser in this Agreement.

          (d) Notification of Claims: Election to Defend.

          (i) An Indemnified Party entitled to be indemnified by the Indemnitors pursuant to either Section 8.1(b) or Section 8.1(c) hereof shall notify its respective Indemnitor in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement promptly after the Indemnified Party determines that the Claim exists. The Indemnified Party's failure to promptly notify the Indemnitor of any such Claim shall not relieve the Indemnitor of its indemnity obligations under this Agreement, except to the extent the delay in giving notice of the Claim beyond the time required materially prejudices the Indemnitor. The amount and liability for a Claim contained in a notice of Claim shall be deemed final unless the Indemnitor notifies the Indemnified Party in writing within thirty (30) days of its receipt of such written notice that it disputes such Claim. Subject to the Indemnitor's right to defend in good faith third party claims as hereinafter provided, the Indemnitor shall satisfy its obligations under this Section 8.1 within thirty (30) days after any such loss is deemed final. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at a rate equal to the prime rate announced from time to time by Citibank, N.A. plus one percent (1%) per annum, or, if lower, at the highest rate of interest permitted by applicable law at the time of such payment (the "Rate").

          (ii) If the Indemnified Party shall notify the Indemnitor of any Claim pursuant to Section 8.1(d)(i) hereof, and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnitor acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Sections 8.1(d) hereof, the Indemnitor shall have the right, at its sole cost and expense, to employ counsel of its own choosing to defend any such Claim asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such Claim at its own expense (except as provided in Section 8.1(d)(iii) hereto), but the Indemnitor shall retain control over such litigation (except as provided in Section 8.1(d)(iii) hereto). The Indemnitor shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnitor under Sections 8.1(d)(i) hereof of its election to defend in good faith any such third party Claim. The Indemnified Party shall not settle or compromise any such Claim asserted by a third party against the Indemnified Party without the prior written consent of the Indemnitor. The Indemnified Party shall cooperate with the Indemnitor in connection with any such defense and shall make available to the Indemnitor or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party Claim; provided, however, that the Indemnitor shall have agreed, in writing, to keep such records and other materials confidential except to the extent required for defending the relevant Claim. Whether or not the Indemnitor elects to defend any such Claim, the Indemnified Party shall have no obligations to do so. Within thirty (30) days after a final determination (including, without limitation, a settlement) has been reached with respect to any Claim contested pursuant to this Section 8.1(d)(ii), the Indemnitor shall satisfy its obligations with respect thereto. Any amounts paid thereafter shall include interest thereon for the period commencing at the end of such 30-day period and ending on the actual date of payment, at the Rate.

          (iii) Notwithstanding the foregoing, if the Indemnified Party (x) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnitor with respect to such Claim (or portion thereof), and (y) promptly notifies the Indemnitor, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the cost and expense of the Indemnitor, its own independent counsel to defend the Indemnified Party in such Claim, provided that the Indemnitor shall only be responsible for reasonable attorney's fees and expenses arising from such litigation.

8.2  NOTICES.

     All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next business day following delivery of such notice to a reputable air courier service.

     To the Company:

            PhoneFree.com Inc.
            200 Church Street
            New York, New York  10013
            Attn: Donovan Burke
            Telephone: (212) 571-9955
            Fax: (212) 571-9944

     with a copy to:

            Chadbourne & Parke LLP
            30 Rockefeller Plaza
            New York, New York  10112
            Attn: Dennis J. Friedman
            Telephone: (212) 408-5100
            Fax: (212) 541-5369

     To the Purchasers:

          At the address set forth beside such Purchaser's name on Schedule I hereto.

8.3  GOVERNING LAW.

     This Agreement shall be governed by, interpreted under, and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.4  TERMINATION.

          (a) This Agreement may be terminated as between the Company and the Purchasers (i) at any time prior to the Closing Date by mutual written agreement of the Company and the Purchasers, (ii) if the Closing shall not have occurred on or prior to the date which is seven days from the date hereof, by either the Company or the Purchasers, at any time after such date, provided that the right to terminate this Agreement under this Section 8.4(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement was the cause of or resulted in the failure of the Closing to occur on or before such date, (iii) if any Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, by either the Company or the Purchasers, or (iv) if either the Company or the Purchasers shall have breached any of its material obligations under this Agreement, by the non-breaching party. Any party desiring to terminate this Agreement pursuant to clauses 8.4(a)(ii), (iii), or (iv) shall promptly give notice of such termination to the other party.

          (b) If this Agreement is terminated as permitted by Section 8.4(a), such termination shall be without liability of any party (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful (a) failure of any party to fulfill a condition to the performance of the obligations of the other party, (b) failure to perform a covenant of this Agreement or (c) breach by any party hereto of any representation or warranty contained herein, such failing or breaching party shall be fully liable for any and all losses (excluding consequential damages) incurred or suffered by the other party as a result of such failure or breach. The provisions of this Article VIII shall survive any termination hereof pursuant to Section 8.4(a).

8.5  ENTIRE AGREEMENT.

     This Agreement and the other Equity Documents (including all agreements entered into pursuant hereto and thereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

8.6  MODIFICATIONS AND AMENDMENTS.

     No amendment, modification or termination of this Agreement shall be binding unless executed in writing by the Company and the Purchasers.

8.7  WAIVERS AND EXTENSIONS.

     Any party to this Agreement may waive any condition, right, breach or default that such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

8.8  TITLES AND HEADINGS.

     Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

8.9  EXHIBITS AND SCHEDULES.

     Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

8.10 EXPENSES.

     Except to the extent otherwise specifically provided herein, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Company shall pay the reasonable costs and expenses (including reasonable legal fees and reasonable fees of accountants and other advisers to the Purchasers) incurred by eVentures Group, Inc. and Blackstone Capital Partners III Merchant Banking Fund L.P. and its affiliates not to exceed sixty thousand dollars ($60,000) in the aggregate.

8.11 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.

     All public announcements or disclosures relating to the Issuance or this Agreement shall be made only if mutually agreed upon by the Company and the Purchasers, except to the extent such disclosure is, in the opinion of counsel, required by law or by regulation of any applicable national securities exchange or national securities association or Commission recognized trading market; provided that (a) any such required disclosure shall only be made, to the extent consistent with law and regulation of any applicable national stock exchange or Commission recognized trading market, after consultation with the Purchasers and the Company and (b) no such announcement or disclosure (except as required by law or by regulation of any applicable national securities exchange or national securities association or Commission recognized trading market) shall identify the Purchasers without the Purchasers' prior consent.

8.12 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.

     This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company without the prior written consent of the Purchasers, and may not be assigned or delegated by the Purchasers without the Company's prior written consent except that the Purchasers may assign any or all of their rights and obligations under this Agreement to any one or more of their Affiliates. Any assignment or delegation of rights, duties or obligations hereunder made by the Company without the prior written consent of the Purchasers, shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto, except as expressly set forth in this Section 8.12.

8.13 SEVERABILITY.

     This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

8.14 COUNTERPARTS.

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

8.15 FURTHER ASSURANCES.

     As between the Company and each Purchaser, each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement, including, in the case of the Company, such acts, instruments and documents as may be necessary or desirable to convey and transfer to each Purchaser the Shares purchased by it.

8.16 REMEDIES CUMULATIVE.

     The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any remedies against the other party hereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   PHONEFREE.COM INC.



                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:


                                   BLACKSTONE CAPITAL PARTNERS III
                                   MERCHANT BANKING FUND L.P.


                                   By: Blackstone Management Associates III LLC,
                                       its General Partner



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                   BLACKSTONE OFFSHORE CAPITAL
                                   PARTNERS III L.P.


                                   By: Blackstone Management Associates III LLC,
                                       its General Partner



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                   BLACKSTONE FAMILY INVESTMENT
                                   PARTNERSHIP III L.P.


                                   By: Blackstone Management Associates III LLC,
                                       its General Partner



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                   EVENTURES GROUP, INC.



                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:



                                   EFONE PARTNERS

                                   By: EFO GenPar, Inc.,
                                       its General Partner


                                       By:
                                          --------------------------------------
                                          Name: G. Larry Wallace
                                          Title: President


                                   GERONIMO PARTNERS, L.P.


                                   By: EFO GenPar, Inc.,
                                       its General Partner


                                       By:
                                          --------------------------------------
                                          Name: G. Larry Wallace
                                          Title: President

                                   CCA TELECOM FUND, L.P.


                                   By: CCA Acquisitions, L.L.C.,
                                       its General Partner


                                       By:
                                          --------------------------------------
                                          Name: Sarah Castleman
                                          Title: Managing Partner


                                   MILLENNIUM TECHNOLOGY
                                   VENTURES, L.P.


                                   By: BKS Investment Partners, LLC,
                                       its General Partner


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                   TEKBANC.COM LIMITED


                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:



                                   BRAZOS PHONEFREE.COM
                                   ACQUISITION, LLC


                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                          --------------------------------------
                                          Daniel L. Burstein



                                          --------------------------------------
                                          Richard A. Kimball, Jr.



                                          --------------------------------------
                                          Charles D. Peebler, Jr.



                                          C&P PHONEFREE INVESTMENT LLC



                                          By:
                                              ----------------------------------
                                              Name: Dennis J. Friedman
                                              Title: General Manager



                                          ACTIVATED COMMUNICATION L.P.



                                          By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                                                      SCHEDULE I

                                   PURCHASERS


NAME AND ADDRESS                                        SHARES        PURCHASE PRICE
----------------                                        ------        --------------
Blackstone Capital Partners III                         839,276       $5,967,253
Merchant Banking Fund L.P.
    345 Park Avenue
    New York, NY 10154
    Attention: Mark Gallogly/Michael Chae

Blackstone Offshore Capital Partners III L.P.           152,285       $1,082,747
    c/o Blackstone Capital Partners III
    Merchant Banking Fund L.P.
    345 Park Avenue
    New York, NY 10154
    Attention: Mark Gallogly/Michael Chae

Blackstone Family Investment Partnership III L.P.       63,291        $450,000
    c/o Blackstone Capital Partners III
    Merchant Banking Fund L.P.
    345 Park Avenue
    New York, NY 10154
    Attention: Mark Gallogly/Michael Chae

eVentures Group, Inc.                                   1,406,470     $10,000,000 (cash)
    300 Crescent Court, Suite 800
    Dallas, TX 75201
    Attention: Tom McMillin/Stuart Chasanoff

eVentures Group, Inc.                                   449,729       $3,035,671(1)
    300 Crescent Court, Suite 800
    Dallas, TX 75201
    Attention: Tom McMillin/Stuart Chasanoff

eFONE Partners                                          140,647       $1,000,000
    2626 Cole Street, Suite 700
    Dallas, TX 75204


--------
(1) Represents conversion of Promissory Note dated March 2, 2000 with principal amount of $3,000,000 and accrued interest.

Geronimo Partners, L.P.                                 140,647       $1,000,000
    2626 Cole Street, Suite 700
    Dallas, TX 75204

CCA Telecom Fund, L.P.                                  421,941       $3,000,000
    5944 Luther Lane, Suite 307
    Dallas, TX 75225

Millennium Technology Ventures, L.P.                    421,941       $3,000,000
    350 Park Avenue
    New York, NY 10022
    Attention: Daniel L. Burstein

Daniel L. Burstein                                      14,065        $100,000
    One Langner Lane
    Westin, CT 06883

Richard A. Kimball, Jr.                                 7,032         $50,000
    755 Park Avenue, Apt. 10B
    New York, NY 10021

TeKBanC.com Limited                                     705,945       $5,019,266(2)
    c/o Kuwait Fund for Arab Economic Development
    P.O. Box 2921
    13030 Safat
    Kuwait

Brazos PhoneFree.com Acquisition, LLC                   283,123       $2,013,004(3)
    300 Crescent Court, Suite 1740
    Dallas, TX 75201

C&P PhoneFree Investment LLC                            29,747        $211,500
    c/o Chadbourne & Parke LLC
    30 Rockefeller Plaza
    New York, NY 10112
    Attention:  Dennis J. Friedman


-----------
(2) Represents conversion of Promissory Note dated March 31, 2000 with principal amount of $5,000,000 and accrued interest.

(3) Represents conversion of Promissory Note dated April 6, 2000 with principal amount of $2,000,000 and accrued interest.

Activated Communication L.P.                            210,970       $1,500,000
    767 5th Ave., 50th Floor
    New York, NY 10153

Charles D. Peebler, Jr.                                 35,162        $250,000
    40 West 23rd Street
    New York, NY 19919

================================================================================



                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               PHONEFREE.COM INC.

                                       AND

                   THE PURCHASERS LISTED ON SCHEDULE I HERETO











                                   DATED AS OF

                                   MAY 3, 2000



================================================================================

                                TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
ARTICLE I  DEFINITIONS .......................................................................................1


ARTICLE II  SALE AND PURCHASE.................................................................................4

   2.1     AGREEMENT TO SELL AND TO PURCHASE; PURCHASE PRICE..................................................4
   2.2     CLOSING............................................................................................5

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................6

   3.1     ORGANIZATION AND STANDING..........................................................................6
   3.2     CAPITAL STOCK......................................................................................7
   3.3     AUTHORIZATION; ENFORCEABILITY......................................................................8
   3.4     NO VIOLATION; CONSENTS.............................................................................8
   3.5     FINANCIAL STATEMENTS...............................................................................9
   3.6     PRIVATE OFFERING...................................................................................9
   3.7     DISCLOSURE........................................................................................10
   3.8     MATERIAL ADVERSE CHANGE...........................................................................10
   3.9     LITIGATION........................................................................................11
   3.10    PERMITS AND LICENSES..............................................................................11
   3.11    ABSENCE OF BREACH.................................................................................11
   3.12    BROKERS...........................................................................................12
   3.13    CONTRACTS AND OTHER COMMITMENTS...................................................................12
   3.14    RELATED-PARTY TRANSACTIONS........................................................................12
   3.15    REGISTRATION RIGHTS...............................................................................13
   3.16    TITLE TO PROPERTY AND ASSETS; LEASES..............................................................13
   3.17    INTELLECTUAL PROPERTY.............................................................................13
   3.18    YEAR 2000.........................................................................................14
   3.19    EMPLOYEES; EMPLOYEE COMPENSATION..................................................................15
   3.20    PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS.................................................16
   3.21    TAX RETURNS, PAYMENTS, AND ELECTIONS..............................................................16
   3.22    INSURANCE.........................................................................................17
   3.23    COMPLIANCE WITH LAWS..............................................................................17
   3.24    SECTION 83(B) ELECTIONS...........................................................................18
   3.25    REAL PROPERTY HOLDING CORPORATION.................................................................18
   3.26    PERFORMANCE OF PRODUCT............................................................................18
   3.27    USE OF PROCEEDS...................................................................................18
   3.28    HSR ACT...........................................................................................18

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.................................................19

   4.1     ORGANIZATION; AUTHORIZATION; ENFORCEABILITY.......................................................19
   4.2     PRIVATE PLACEMENT.................................................................................19

                                                                                                             Page
                                                                                                             ----
   4.3     NO VIOLATION; CONSENTS............................................................................20
   4.4     NO LITIGATION.....................................................................................20
   4.5     RELIANCE..........................................................................................21

ARTICLE V  COVENANTS OF THE COMPANY..........................................................................21

   5.1     OPERATION OF BUSINESS.............................................................................21
   5.2     ACCESS TO BOOKS AND RECORDS.......................................................................22
   5.3     AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS.................................................22
   5.4     COMPLIANCE WITH CONDITIONS; COMMERCIALLY REASONABLE EFFORTS.......................................22
   5.5     CONSENTS AND APPROVALS............................................................................22
   5.6     LEGENDS...........................................................................................23
   5.7     CONFIDENTIALITY...................................................................................23
   5.8     ADDITIONAL CLOSINGS...............................................................................23
   5.9     REGISTRATION RIGHTS...............................................................................24
   5.10    MULTI-TECH SYSTEMS, INC. LITIGATION...............................................................24

ARTICLE VI  COVENANTS OF THE PURCHASERS......................................................................24

   6.1     AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS.................................................25
   6.2     COMPLIANCE WITH CONDITIONS; COMMERCIALLY REASONABLE EFFORTS.......................................25

ARTICLE VII  CONDITIONS PRECEDENT TO CLOSING.................................................................25

   7.1     CONDITIONS TO THE COMPANY'S OBLIGATIONS...........................................................25
   7.2     CONDITIONS TO THE PURCHASERS' OBLIGATIONS.........................................................26

ARTICLE VIII MISCELLANEOUS...................................................................................27

   8.1     SURVIVAL; INDEMNIFICATION.........................................................................27
   8.2     NOTICES...........................................................................................29
   8.3     GOVERNING LAW.....................................................................................30
   8.4     TERMINATION.......................................................................................30
   8.5     ENTIRE AGREEMENT..................................................................................31
   8.6     MODIFICATIONS AND AMENDMENTS......................................................................31
   8.7     WAIVERS AND EXTENSIONS............................................................................31
   8.8     TITLES AND HEADINGS...............................................................................31
   8.9     EXHIBITS AND SCHEDULES............................................................................32
   8.10    EXPENSES..........................................................................................32
   8.11    PRESS RELEASES AND PUBLIC ANNOUNCEMENTS...........................................................32
   8.12    ASSIGNMENT; NO THIRD PARTY BENEFICIARIES..........................................................32
   8.13    SEVERABILITY......................................................................................33
   8.14    COUNTERPARTS......................................................................................33
   8.15    FURTHER ASSURANCES................................................................................33
   8.16    REMEDIES CUMULATIVE...............................................................................33

DISCLOSURE SCHEDULES

                                 Schedule 3.1(b)
                                   Investments

PFree Corporation, a Delaware corporation, is a wholly-owned subsidiary of the Company which holds no assets.

                                  Schedule 3.2
                                 Capitalization


See the Warrant Agreements in Schedule 3.15 (Registration Rights).

Stockholders Agreement, dated June 14, 1999, among New Paradigm Investors, Ltd., Big Bits Software, Inc., Alan Buckmaster, Barrett Wissman and Olaf Guerrand-Hermes.

Letter Agreement, dated August 4, 1999, from I Capital LLC to i2v2.com Inc.

Options referenced in each of the employment agreements referred to in Schedule
3.20 (Employment Related Contracts).

Options to purchase 153,900 shares granted to Daniel Wissman.

Options to purchase 32,625 shares granted to each of Mark Levitt and Steve Roebling.

GTGA Option to purchase 403,631 shares of common stock.

Promissory Note, dated March 2, 2000, from i2v2.com Inc. to eVentures Group,
Inc.

Promissory Note, dated March 31, 2000, from PhoneFree.com Inc. to TeKBanC.com Limited.

Promissory Note, dated April 6, 2000, from PhoneFree.com Inc. to Brazos PhoneFree.com Acquisition LLC.

Investor's Rights Agreement, dated as of June 25, 1999, between i2v2.com Inc. and IEO Holdings Limited.

Letter Agreement, dated February 24, 2000, from Alpine Meridian, Inc. to i2v2.com Inc. granting Alpine the option to purchase 80,000 shares of common stock.

Letter Agreement, dated March 13, 2000, from Strategy Point to i2v2.com Inc., granting a warrant equal to 1.5% of the dollar value received from a financing with Crimson Capital Corporation.

                                  Schedule 3.5
                              Financial Statements

See the attached.

                                  Schedule 3.8
                             Material Adverse Change


Robert S. Mitchell, formerly the Chief Operating Officer and Senior Vice President of Business Development, was terminated in January 2000 - under paragraph 3.8(b)

Promissory Note, dated March 2, 2000, from i2v2.com Inc. to eVentures Group, Inc. - under paragraph 3.8(f).

Promissory Note, dated March 31, 2000, from PhoneFree.com Inc. to TeKBanC.com Limited - under paragraph 3.8(f).

Promissory Note, dated April 6, 2000, from PhoneFree.com Inc. to Brazos PhoneFree.com Acquisition LLC - under paragraph 3.8(f).

                                  Schedule 3.9
                                   Litigation

Multi-Tech Systems, Inc. v. Net2Phone, Inc., Phonefree.com Inc. et al., Dist. of Minnesota, Index No. 00-346 DWF/AJB.

                                  Schedule 3.12
                                     Brokers

Letter Agreement, dated February 24, 2000, from Alpine Meridian, Inc. to i2v2.com Inc.

                                  Schedule 3.13
                               Material Contracts

See the Agreements in Schedule 3.2 (Capitalization).

See the Agreements in Schedule 3.14 (Related Party Transactions).

See the Agreements in Schedule 3.15 (Registration Rights).

See the Agreements in Schedule 3.16 (Real Property Leases).

See the Agreements in Schedule 3.17(c) (Intellectual Property).

See the Agreements in Schedule 3.19 (Employment Related Contracts).

Employment Contract Termination and Settlement Letter Agreement, dated January 21, 2000, between i2v2.com Inc. and Robert Mitchell.

Stock Purchase Agreement, dated as of June 25, 1999, between i2v2.com Inc. and IEO Holdings, Limited.

Stock Purchase Agreement dated as of December 7, 1999, among i2v2.com Inc., Stuart Subotnick individually and John W. Kluge et al.

Stock Purchase Agreement, dated as of December 15, 1999, between i2v2.com Inc. and eFone Partners.

Stock Purchase Agreement, dated as of December 21, 1999, between i2v2.com Inc. and Goff Moore Strategic Partners, L.P.

Stock Purchase Agreement, dated as of December 21, 1999, between i2v2.com Inc. and GNA Investments I, L.P.

Stock Purchase Agreement, dated as of December 21, 1999, between i2v2.com Inc. and Fayez Sarofim Investment Partnership No. 5, L.P.

Bill of Sale and General Assignment, dated June 14, 1999, between Big Bits Software Inc. and i2v2.com Inc.

Stockholders Agreement, dated as of June 14, 1999, among i2v2.com Inc., New Paradigm Investors, Ltd., Big Bits Software, Inc., Alan Buckmaster, Barrett Wissman and Olaf Guerrand-Hermes.

Waiver of Preemptive Rights and Amendment to Stockholders Agreement, dated June 14, 1999, among i2v2.com Inc., New Paradigm Investors, Ltd., Big Bits Software, Inc., Alan Buckmaster, Barrett Wissman and Olaf Guerrand-Hermes.

800 Support Enhanced Services Agreement, dated February 17, 2000, between 900 Support, Inc. and PhoneFree.com Inc.

Service Agreement, dated February 10, 2000, between PhoneFree.com Inc. and Island Data Corporation.

Reciprocal Nondisclosure Agreement, dated November 10, 1999, between AccessPower Inc. and i2v2.com Inc.

Net.Caller Sales Agreement, dated as of November 10, 1999, between AccessPower Inc. and i2v2.com Inc.

Letter Agreement, dated July 12, 1999, from Interactive8, Inc. to i2v2.com Inc.

Letter Agreement, dated as of July 9, 1999, from Hampel/Stefanides to i2v2.com Inc.

Agreement, dated December 20, 1999, between i2v2.com Inc. and Elite 3K.

Agreement, dated as of January 1, 2000, between i2v2.com Inc. and ORB Communications and Marketing, Inc.

24/7 Media Inc. Network Affiliation Agreement, dated August 18, 1999, between 24/7 Media, Inc. and i2v2.com Inc.

12-Month WWF Interactive Network Sponsorship between the World Wrestling Federation and i2v2.com Inc. [undated].

1Q/2Q 2000 Partnership, dated November 11, 1999, between the World Wrestling Federation and i2v2.com Inc.

Distribution Agreement, dated as of February 29, 2000, between i2v2.com Inc. and ArabAdForce.

Distribution and Promotion Agreement between i2v2.com Inc. and MilitaryMoves.com [undated].

                                  Schedule 3.14
                           Related Party Transactions

Promissory Note, dated March 2, 2000, from i2v2.com Inc. to eVentures Group Inc.

                                  Schedule 3.15
                               Registration Rights

Warrant, dated June 20, 1999, for Robert Levitan to purchase 65,250 shares of Common Stock at an exercise price equal to $1.53 per share.

Warrant, dated June 20, 1999, for Lance Horn to purchase 65,250 shares of Common Stock at an exercise price equal to $1.53 per share.

Warrant, dated June 20, 1999, for Adam Lindemann to purchase 65,250 shares of Common Stock at an exercise price equal to $1.53 per share.

Warrant, dated June 20, 1999, for Mark Burchill to purchase 65,250 shares of Common Stock at an exercise price equal to $1.53 per share.

Warrant, dated June 20, 1999, for Jan Horsfall to purchase 65,250 shares of Common Stock at an exercise price equal to $1.53 per share.

Warrant Agreement, dated as of March 2, 2000, between i2v2.com Inc. and eVentures Group, Inc. to purchase 240,000 shares of Common Stock at the exercise price of 110% of the Conversion Price (as defined in the Promissory Note).

Warrant Agreement, dated March 31, 2000, between PhoneFree.com Inc. and TeKBanC.com Limited granting 300,000 warrants at the exercise price of 100% of the amount raised in the first Equity Financing (as defined therein).

Warrant Agreement, dated April 6, 2000, between PhoneFree.com Inc. and Brazos PhoneFree.com Acquisition LLC granting 120,000 warrants at the exercise price of 100% of the amount raised in the first Equity Financing (as defined therein).

IEO Investor Rights Agreement, dated as of June 25, 1999, between i2v2.com Inc. and IEO Holdings, Limited.

Investor's Rights Agreement, dated as of December 7, 1999, i2v2.com Inc., Stuart Subotnick individually and John W. Kluge et al.

Investor's Rights Agreement, dated as of December 15, 1999, between i2v2.com Inc. and eFone Partners.

Investor's Rights Agreement, dated as of December 21, 1999, between i2v2.com Inc. and Goff Moore Strategic Partners, L.P.

Investor's Rights Agreement, dated as of December 21, 1999, between i2v2.com Inc. and GNA Investments I, L.P.

Investor's Rights Agreement, dated as of December 21, 1999, between i2v2.com Inc. and Fayez Sarofim Investment Partnership No. 5, L.P.

Promissory Note, dated March 2, 2000, from i2v2.com Inc. to eVentures Group,
Inc.

Promissory Note, dated March 31, 2000, from PhoneFree.com Inc. to TeKBanC.com Limited.

Promissory Note, dated April 6, 2000, from PhoneFree.com Inc. to Brazos PhoneFree.com Acquisition LLC.

                                  Schedule 3.16
                         Real Property Lease Agreements

Lease for 200 Church Street, dated September 15, 1999, between 200 Church Street Associates and i2v2.com Inc.

                               Schedule 3.17(a)(i)
                              Intellectual Property

None

                              Schedule 3.17(a)(ii)
                              Intellectual Property

Multi-Tech Systems, Inc. v. Net2Phone, Inc., Phonefree.com Inc. et al., Dist. of Minnesota, Index No. 00-346 DWF/AJB.

                              Schedule 3.17(a)(iii)
                              Intellectual Property



Intellectual Property of the Company for which Registration was filed:

     The Company has registered the domain names i2v2.net, i2v2.com, cyber900.com, virtual900.com, clicktophone.com; webtofone.com; ringthenet.com; net2dial.com; netphonefree.com; webphonefree.com; videoring.com; freering.com; hyperphone.com; fonfree.com; phonefree.com; phonefree.net; and web-to-fone.com.

     The Company has also filed for the following trademarks:

MARK: PHONEFREE

OWNER NAME: (APPLICANT) Buck, Alan [to be assigned to i2v2.com Inc.]

SERIAL NUMBER: 75-733538

FILING DATE: 06/21/1999

STATUS: PENDING



MARK: PHONEFREE & DESIGN

OWNER NAME: (APPLICANT) Buck, Alan [to be assigned to i2v2.com Inc.]

SERIAL NUMBER: 75-733537

FILING DATE: 06/21/1999

STATUS: PENDING



MARK: PHONEFREE.COM

OWNER NAME:   (APPLICANT) I2V2.COM INC.

SERIAL NUMBER: 75834603

FILING DATE: October 29, 1999

STATUS: PENDING

                                Schedule 3.17(c)
                              Intellectual Property


Agreement, dated as of January 1, 2000, between i2v2.com Inc. and ORB Communications Marketing, Inc.

G.723 Object Code License Agreement, dated as of July 9, 1999, between DSP Group, Inc. and i2v2.com Inc.

G.723 Patent License Agreement, dated July 9, 1999, between DSP Group, Inc. and i2v2.com Inc.

Elemedia(R) PX3230S H.323 Protocol Stack Software License and Binary Distribution Agreement, dated as of July 23, 1999, between Lucent Technologies Inc. and i2v2.com Inc.

Service Agreement, dated December 30, 1999, between Media Matrix, Inc. and i2v2.com Inc.

Agreement, dated March 2, 2000, between PhoneFree.com and Hypernix Technologies.

Merchant Agreement, dated December 1, 1999, between Linkshare Corporation and i2v2.com Inc.


                                     xviii

                                  Schedule 3.19
                          Employment Related Contracts


Employment Contract Termination and Settlement Letter Agreement, dated January 21, 2000, between i2v2.com Inc. and Robert Mitchell.

The following list includes all the individuals who have executed employment related contracts:

Victoria Belin was granted an option to purchase 35,000 shares at an exercise price of $15.00

Nikhil D. Bhanushali was granted an option to purchase 15,000 shares at an exercise price of $15.00

Alan Buckmaster employment agreement dated June 14, 1999.

Donovan Burke was granted an option to purchase 50,000 shares at an exercise price of $15.00

Jonah Cohn was granted an option to purchase 15,000 shares at an exercise price of $15.00

Catherine Cordero was granted an option to purchase 1,500 shares at an exercise price of $15.00

Susan Devine was granted an option to purchase 2,500 shares at an exercise price of $15.00

Dawn Doucette was granted an option to purchase 40,000 shares at an exercise price of $15.00

Avner Elizarov was granted an option to purchase 30,000 shares at an exercise price of $15.00

Nikiya Farrior was granted an option to purchase 2,000 shares at an exercise price of $15.00

Traci M. Ford was granted an option to purchase 10,000 shares at an exercise price of $15.00

Jeffrey Fuhrman was granted warrants equal to 1.5% of total issued and outstanding common stock calculated on a fully diluted basis as of August 31, 1999

Daniel Gallagher was granted an option to purchase 60,000 shares at an exercise price of $15.00

Peter Gingold was granted an option to purchase 15,000 shares at an exercise price of $15.00

Craig Ginman was granted an option to purchase 5,000 shares at an exercise price of $15.00

Alexander Goykher was granted an option to purchase 10,000 shares at an exercise price of $15.00

Geoffrey Hatheway was granted an option to purchase 483,792 shares. 241,896 at an exercise price of $1.72 and 241,896 at an exercise price of $5.00

Daimyon Hayes was granted an option to purchase 2,000 shares at an exercise price of $15.00

Kenneth Hom was granted an option to purchase 25,000 shares at an exercise price of $15.00

Jan Horsfall employment agreement dated September 14, 1999.

Ronald Kacmarik was granted an option to purchase 25,000 shares at an exercise price of $15.00

William Kemp was granted an option to purchase 35,000 shares at an exercise price of $15.00

Nicholas Liethen was granted an option to purchase 60,000 shares at an exercise price of $1.72

Edmund Liu was granted an option to purchase 30,000 shares at an exercise price of $15.00

Brian Madden was granted an option to purchase 20,000 shares at an exercise price of $15.00

Melanie Maisch was granted an option to purchase 2,000 shares at an exercise price of $15.00

Joshua Markowitz was granted an option to purchase 10,000 shares at an exercise price of $15.00

Douglas O'Neill was granted an option to purchase 45,000 shares at an exercise price of $15.00

Kurt J. Philippin was granted an option to purchase 20,000 shares at an exercise price of $15.00

Jeffrey Prior was granted an option to purchase 20,000 shares at an exercise price of $15.00

Jennifer Regnault was granted an option to purchase 7,500 shares at an exercise price of $15.00

Christopher Richardson was granted an option to purchase 10,000 shares at an exercise price of $15.00

Aaron Rosen was granted an option to purchase 10,000 shares at an exercise price of $15.00

David Rosen was granted an option to purchase 10,000 shares at an exercise price of $15.00

Peter Rufus was granted an option to purchase 10,000 shares at an exercise price of $15.00

Kenneth J. Schwier was granted an option to purchase 45,000 shares at an exercise price of $15.00

Natalie Strelovsky was granted an option to purchase 1,500 shares at an exercise price of $15.00

Matthew Tolan was granted an option to purchase 20,000 shares at an exercise price of $15.00

Ujjval Vyas was granted an option to purchase 10,000 shares at an exercise price of $15.00

Theresa Washington was granted an option to purchase 5,000 shares at an exercise price of $15.00

Grant Watt was granted an option to purchase 42,500 shares at an exercise price of $15.00

Mark Westlake was granted an option to purchase 60,000 shares at an exercise price of $15.00

Venu Yeluri was granted an option to purchase 75,000 shares at an exercise price of $15.00

                                  Schedule 5.1
                              Operation of Business


None